Exhibit 99.1

Citizens Financial Corp.’s earnings for the first quarter of 2006 were $600,000 compared to $375,000 in the first quarter of 2005. This improvement is the result of higher levels of both net interest income and noninterest income and improved control of noninterest expenses. On a per share basis year-to-date earnings increased $.37 to $.97.

Citizens is a one bank holding company which serves much of eastern West Virginia through the six branches of it’s subsidiary, Citizens National Bank, and is headquartered in Elkins, West Virginia. The company’s stock trades on the over the counter bulletin board under the symbol CIWV.